Exhibit 99.2

CORPORATE GUARANTEE

FOSTER WHEELER LIMITED
and others

and

THE GOVERNOR AND COMPANY OF
THE BANK OF SCOTLAND

as Security Trustee

IMPORTANT NOTICE: We recommend that you consult your solicitor or other independent legal adviser before executing this document.

CORPORATE GUARANTEE

THIS CORPORATE GUARANTEE is made on 25th July 2005 between:-

(1)	FOSTER WHEELER LIMITED (Company Number 00163609) of Shinfield Park, Reading, Berkshire RG2 9FW (the “Parent”);

(2)	EACH COMPANY listed in Schedule 2; and

(3)	THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND incorporated by Act of Parliament and having its head office at The Mound, Edinburgh EH1 1YZ as security trustee for the Finance Parties (the “Security Trustee”).

Definitions are given in Clause 17.

1.	Guarantee and Indemnity

1.1.	In consideration of the Security Trustee and /or the Finance Parties granting time, credit and banking facilities to any one or more of the Principals, each Guarantor unconditionally and irrevocably guarantees the payment or discharge of the Secured Liabilities and shall on demand in writing pay or discharge them to the Security Trustee.

1.2.	In consideration of the Security Trustee and/or a Finance Party granting time, credit and banking facilities to any one or more of the Principals, each Guarantor (as principal obligor and as a separate and independent obligation and liability from its obligation and liabilities under Clause 1.1) unconditionally and irrevocably agrees to indemnify and keep indemnified the Security Trustee and/or each Finance Party against all costs, losses or liabilities resulting from the failure by any Principal to make due and punctual payment of the Secured Liabilities (or any part thereof) or resulting from any of the Secured Liabilities being or becoming void, voidable, unenforceable or ineffective against any Principal.

1.3.	Each Guarantor’s liability under this Guarantee shall not be discharged or affected by anything that would not have discharged or affected it if such Guarantor had been a principal debtor instead of a guarantor.

1.4.	Each Guarantor acknowledges and agrees that its obligations under this Guarantee shall be continuing obligations and shall extend to cover the ultimate balance due at any time to the Security Trustee and/or a Finance Party from each Principal and that the identity of the Principals and of the Guarantors may change from time to time in accordance with the terms of this Guarantee.

1.5.	This Guarantee shall be in addition to and shall not affect or be affected by or merge with any other judgement, security, right or remedy obtained or held by the Security Trustee and/or a Finance Party at any time for the discharge and performance of the Secured Liabilities.

1.6.	If any Guarantor shall fail to pay any amount under this Guarantee when it is due then such amount shall bear interest (after as well as before judgement and payable on demand) at the Default Rate from time to time from the due date until the date such amount is paid in full to the Security Trustee and/or a Finance Party from whichever source.

2.	Negative Pledge

2.1.	Save for any Permitted Encumbrance, no Guarantor shall (without the prior written consent of the Security Trustee) create or attempt to create or permit to subsist any mortgage, charge, lien (other than a lien arising in the ordinary course of business by operation of law) or encumbrance over or in respect of any asset or right of such Guarantor.

2.2.	At all times prior to the unconditional and irrevocable payment or discharge in full of the Secured Liabilities, the Security Trustee shall have a lien on all securities, property deeds and other documents of any Guarantor which it holds from time to time.

2.3.	Each Guarantor shall, on demand by the Security Trustee, execute whatever documents the Security Trustee may reasonably require to perfect its obligations under this Guarantee.

3.	Accounts

3.1.	If a demand is made by the Security Trustee under this Guarantee or this Guarantee otherwise ceases to be continuing for any reason, then the Security Trustee and/or a Finance Party may open a new account or accounts in the name of all or any of the Principals. If the Security Trustee and/or a Finance Party does not in fact open a new account or accounts in these circumstances, it shall nevertheless be treated as if it had done so at the time of determination or demand, and from that time all payments made to the Security Trustee and/or a Finance Party shall be credited or be treated as having been credited to the new account or accounts and shall not reduce the amount of the Secured Liabilities.

3.2.	The Security Trustee may at any time credit to a separate or suspense account for a period determined by it any money received from any person under or by virtue of this Guarantee to the extent of the Secured Liabilities. If it does, until the period of 12 months after the date on which an amount equal to the Secured Liabilities shall be been recovered in full, so the Security Trustee need not apply any of that money towards the Secured Liabilities and shall remain entitled to claim the Secured Liabilities in full from the relevant Principal.

4.	Set-off

4.1.	Each Guarantor agrees that any monies from time to time standing to its credit on any account (whether current, deposit, loan or of any other nature whatsoever) with the Security Trustee and/or a Finance Party may be retained as cover for and/or applied by the Security Trustee and/or a Finance Party at any time following a demand for payment on such Guarantor which demand has not been paid in full on its due date (other than as a result of failure of the appropriate payment transmission system provided that such payment is made to the Security Trustee and/or a Finance Party within 2 Business Days of the due date) (whether on or before or after the expiry of any fixed or minimum period for which such monies may have been deposited) in or towards payment or satisfaction of any monies or liabilities which are due, owing or incurred by such Guarantor to the Security Trustee and/or a Finance Party in any manner, whether present or future, actual or contingent, joint or several, whether incurred as principal or surety (or guarantor or cautioner) or in any other way whatsoever.

4.2.	If the Security Trustee and/or a Finance Party exercises any rights in respect of any monies as referred to in Clause 4.1 (including, without limitation, any rights of set-off, accounting or retention or similar rights) in relation to any liability of a Guarantor and that liability or any part of it is in a different currency from any credit balance against which the Security Trustee and/or a Finance Party seeks to exercise its rights, the Security Trustee and/or a Finance Party may use the currency of the credit balance to purchase an amount in the currency of the liability at the prevailing spot rate of exchange and to pay out of the credit balance all costs, charges and expenses incurred by the Security Trustee and/or a Finance Party in connection with that purchase.

4.3.	Neither the Security Trustee nor a Finance Party shall be liable for any loss of interest caused by the determination before maturity of any deposits or any loss caused by the fluctuation in any exchange rate at which any currency may be bought or sold by the Security Trustee and/or a Finance Party.

5.	Additional Companies

5.1.	The Parent may request that any of its wholly owned subsidiaries becomes a party to this Guarantee at any time after the date of this Guarantee. That subsidiary shall become a party to this Guarantee if:-

(a)	the Parent delivers to the Security Trustee an Accession Agreement duly executed by the Parent and the Acceding Company; and

(b)	the Security Trustee has received all of the documents and other evidence required by it (in a form and substance satisfactory to it) in relation to that Acceding Company.

5.2.	The Acceding Company shall become an Additional Guarantor and an Additional Principal (or, with the consent in writing of the Security Trustee, an Additional Guarantor or an Additional Principal) with effect from such time as the Security Trustee may agree and notify in writing to the Parent, at which time the Acceding Company:-

(a)	shall become bound by the terms of this Guarantee and shall become entitled to exercise the same rights and shall assume the same obligations as if it were an original party to this Guarantee in the capacity or capacities in which it has become a party; and

(b)	the existing parties shall assume the same obligations in respect of the Acceding Company as if it were an original party to this Guarantee in the capacity or capacities in which it has become a party.

6.	Release of Guarantor

6.1.	Any settlement, discharge or release granted by the Security Trustee to any Guarantor shall be conditional upon no security or payment to the Security Trustee and/or a Finance Party by a Principal or any other person (including without limitation any other Guarantor) or any other transaction with any such person being terminated, avoided or reduced by virtue of any applicable law relating to insolvency for the time being in force. If that happens, the Security Trustee shall be entitled to recover from such Guarantor to the full extent of this Guarantee as if the release had not been given.

6.2.	Any liability of all or any of the Guarantors under this Clause (whether actual or contingent) shall be one in respect of which BoS may exercise its rights under Clause 4.

6.3.	Where any security is held by the Security Trustee for the liability of all or any of the Guarantors under this Guarantee, the Security Trustee will be entitled to retain that security for such period (expiring not more than 12 months after the date on which the Secured Liabilities have been paid and discharged in full) as the Security Trustee in its absolute discretion shall determine after repayment in full of the Secured Liabilities. If within that period any application is made, a petition is presented or a resolution is passed or other steps are taken for the winding up or the administration of a Principal (or any Guarantor) the Security Trustee may retain its security for as long as it requires in respect of any liability of any Guarantor under this Guarantee.

6.4.	This Guarantee shall continue to bind each Guarantor notwithstanding any reconstruction of the Security Trustee and/or a Finance Party, all or any of the Principals or all or any of the Guarantors or any amalgamation which may be effected by the Security Trustee and/or a Finance Party, all or any of the Principals or all or any of the Guarantors with any other person.

7.	Claims against Guarantors

7.1.	Before enforcing this Guarantee, the Security Trustee shall not be obliged to take any action or obtain any judgement, nor make or file any claim in the bankruptcy, administration, dissolution or winding up of any Principal, nor enforce any other security held by it or enforce any other means of claiming payment.

7.2	the Security Trustee need not advise any Guarantor of its dealings with any Principal or of any default by any Principal of which the Security Trustee and/or a Finance Party may have knowledge.

8.	Waiver of Rights

8.1	Each Guarantor agrees that its liability under this Guarantee shall not be reduced, discharged or mitigated by:-

(a)	any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Security Trustee and/or a Finance Party may have now or in the future from or against any Principal or any other person in respect of any of the Secured Liabilities;

(b)	any act or omission by the Security Trustee and/or a Finance Party or any other person in taking up, perfecting or enforcing any security or guarantee from or against any Principal or any other person or the invalidity or unenforceability of any such security or guarantee;

(c)	any amendment, variation, restatement or supplement of or to, or novation, transfer or termination (in whole or in part) of, any document relating to the Secured Liabilities or any exercise by the Security Trustee and/or a Finance Party (in its absolute discretion) of its rights to refuse, grant, continue, vary, review, determine or increase any credit or facilities to any Principal;

(d)	any grant of time, indulgence, waiver or concession to any Principal or any other person;

(e)	any arrangement or compromise entered into between the Security Trustee and/or a Finance Party and any principal or any other person;

(f)	the administration, insolvency, bankruptcy, liquidation, winding-up, receivership, dissolution, incapacity, limitation, disability, discharge by operation of law or any change in the constitution, name and style of, any Principal or any Guarantor;

(g)	the invalidity, illegality, unenforceability, irregularity or frustration of the Secured Liabilities or the obligations of any Guarantor;

(h)	any claim or enforcement of payment from any Principal;

(i)	the existence of any claim, set-off or other right which any Guarantor may have at any time against any Principal or any other person or which any Principal may have at any time against any person, whether in connection with the Secured Liabilities or otherwise; or

(j)	any act or omission which would not have discharged or affected the liability of any Guarantor had it been a principal instead of a guarantor or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge or otherwise reduce or extinguish any of a Guarantor’s liability under this Guarantee.

8.2.	Any moneys received or recovered by the Security Trustee from any of the Guarantors under this Guarantee may be applied by the Security Trustee to any item of account or liability or transaction in such order or manner as the Security Trustee may determine.

9.	Postponement of Claims

9.1.	This Guarantee shall apply to the ultimate balance of the Secured Liabilities and, until that balance has been irrevocably and unconditionally discharged in full, no Guarantor shall be entitled to share in any security held or money received by the Security Trustee and/or a Finance Party on account of the Secured Liabilities.

9.2.	Until the Secured Liabilities are irrevocably and unconditionally discharged in full, each Guarantor irrevocably and unconditionally waives all of its rights to be subrogated to any rights of the Security Trustee and/or a Finance Party howsoever arising or to be entitled to any right of a guarantor or surety in competition with the Security Trustee and/or a Finance Party.

9.3.	In the event of (1) of the winding up, liquidation, administration or dissolution of any Principal, (2) the enforcement of any security held by the Security Trustee or (3) the appointment of a receiver or administrative receiver over all or any part of any Principal’s undertaking or assets, the Secured Liabilities shall be deemed outstanding until actually met in full. The Security Trustee will be entitled to claim in each Principal’s winding up, administration or receivership for the full amount of the Secured Liabilities and to retain the whole of the dividends to the exclusion of any rights of any Guarantor in competition with the Security Trustee until a claim by the Security Trustee is satisfied in full.

9.4.	Until 12 months after the date on which the Secured Liabilities have been paid and discharged in full each Guarantor agrees that it shall not without the prior written consent of the Security Trustee take any steps to enforce any right or claim against any Principal for any money paid by such Guarantor to the Security Trustee and/or a Finance Party under this Guarantee or to prove in any Principal’s liquidation for the same or receive any payment, guarantee, indemnity or security for any rights such Guarantor may have against any Principal which do not arise from the giving of this Guarantee. If any Guarantor acts in contravention of this Clause any benefit received by such Guarantor as a result of that contravention shall (without prejudice to any other rights the Security Trustee may have against such Guarantor in respect of that breach) be held in trust for the Security Trustee as a continuing security for the Secured Liabilities.

9.5.	Each Guarantor confirms to the Security Trustee that it has not taken or received (and will not take or receive) any security from the Principal or any other Guarantor in respect of any obligation and that it shall hold any security taken in breach of this Clause 9.5 in trust for the Security Trustee.

10.	Payments

10.1.	All payments to be made by a Guarantor under this Guarantee shall be made without set-off or counterclaim and free from any deduction or withholding for taxation or like charges. If any deduction or withholding is required by law, subject to the terms of such banking facilities to which such payment obligations arise made available by any Finance Party to a Principal the Guarantors shall pay to the Security Trustee the additional amount necessary to ensure that the Security Trustee receives full payment as if there had been no deduction or withholding.

10.2.	Until all amounts which may be or become payable by the Guarantors to the Security Trustee have been irrevocably paid in full, the Security Trustee may:-

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by it in respect of those amounts or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest bearing account any money received from any Guarantor or on account of any Guarantor’s liability under this Guarantee.

10.3.	All payments to be made under this Guarantee shall be made in the currency or currencies in which the relevant Security Liabilities were expressed to be payable by the relevant Principal.

11.	Multiple Guarantors

11.1.	When this Guarantee is executed by two or more parties as Guarantors, the liability of each of them to the Security Trustee and/or a Finance Party shall be joint and several.

11.2.	The Security Trustee may release or discharge any party from this (or any other) Guarantee or accept any composition from or make any arrangements with any of them without releasing or discharging any other party.

11.3.	For the avoidance of doubt, the incapacity or insolvency of any party shall not discharge or affect the liability of any other(s).

11.4.	Until the Secured Liabilities are discharged in full each Guarantor irrevocably and unconditionally waives all of its rights of contribution from any co-guarantor.

12.	Principal Debtor
As a separate and independent stipulation and without prejudice to any other provision in this Guarantee, all sums of money which may not be recoverable from any Guarantor on the footing of a guarantee whether by reason of any legal limitation, disability or incapacity on or of any Principal or any other fact or circumstance (and whether known to the Security Trustee or not) shall nevertheless be recoverable from such Guarantor as sole or principal debtor and shall be paid by such Guarantor on demand in writing by the Security Trustee.

13.	Separate Provisions

13.1.	Every provision contained in this Guarantee shall be severable and distinct from every other provision and if any of the provisions of this Guarantee or the application of it to any person or circumstance shall to any extent be or become invalid or unenforceable under the law of any applicable jurisdiction:-

(a)	the validity and enforceability of the remaining provisions of this Guarantee and of the application of that provision to any other person or circumstance; and

(b)	the validity and enforceability of that provision and of its application to that person or circumstance under the law of any other jurisdiction; shall not in any way be affected or impaired thereby.

13.2.	The single or partial exercise by the Security Trustee of any right, power or remedy provided by law or under this Guarantee shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.	Costs and Expenses
Each Guarantor shall pay or reimburse to the Security Trustee on demand (on a full indemnity basis) all costs, charges and expenses (including legal fees) incurred or to be incurred by the Security Trustee in the creation, registration, perfection, enforcement, discharge of this Guarantee (including, without limitation, the costs of any proceedings in relation to this Guarantee or the Secured Liabilities), which costs, charges and expenses shall form part of the Secured Liabilities.

15.	Notices

15.1.	Any communication to be made under or in connection with this Guarantee shall be made in writing and, unless otherwise stated, may be made by fax or letter.

15.2.	The address and fax number of the Security Trustee for any communication or document to be made or delivered under or in connection with this Guarantee is the address and fax number of the branch of BoS at which the account of the Parent is located or any substitute address or fax number as the Security Trustee may notify to the other parties by not less than five Business Days’ notice.

15.3.	The address of each Guarantor for any communication or document under or in connection with this Guarantee is its registered office at the time such communication or document is made or delivered. The fax number of each Guarantor for any communication or document to be made or delivered under or in connection with this Guarantee is the fax number most recently provided to the Security Trustee by such Guarantor.

15.4.	Any communication made or document made or delivered by one person to another under or in connection with this Guarantee will only be effective:-

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been delivered to the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

15.5.	Any communication or document to be made or delivered to the Security Trustee will be effective only when actually received by the Security Trustee.

15.6.	A certificate by any duly authorised officer of the Security Trustee as to the amount of the Secured Liabilities or any part of them shall, in the absence of manifest error, be conclusive and binding on each Guarantor.

16.	Miscellaneous

16.1.	If at any time any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability or such provision under the law of any other jurisdiction shall in any way be affected or impaired.

16.2.	No failure or delay by the Security Trustee and/or a Finance Party in exercising any right or remedy under any loan or security document shall operate as a waiver, and no single or partial exercise shall prevent further exercise, of any right or remedy.

16.3.	The Security Trustee will be entitled to disclose to any member of the BoS Group, its auditors, advisors or applicable regulatory authority or any other person that enters or proposes to enter into any trust or contractual arrangements with the Security Trustee in relation to the BoS Facility Letter or the Security Documents confidential information concerning this Guarantee or any arrangement made in connection with this Guarantee.

16.4.	Save to the extent expressly provided to the contrary in this Guarantee, a person who is not a party to this Guarantee may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

16.5.	This Guarantee may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

16.6.	Each party to this Guarantee intends it to be a deed and confirms that it is executed and delivered as a deed in each case notwithstanding that any party may only execute it under hand.

17.	Definitions
In the interpretation of this Guarantee:-

17.1.	“Acceding Company” means each company (other than the Parent) which executes and delivers an Accession Agreement to the Security Trustee;

17.2.	“Accession Agreement” means an agreement substantially in the form set out in Schedule 3 executed and delivered to the Security Trustee after the date of this Guarantee;

17.3.	“Additional Guarantor” means each Acceding Company which becomes an Additional Guarantor in terms of Clause 5;

17.4.	“Additional Principal” means each Acceding Company which becomes an Additional Principal in terms of Clause 5;

17.5.	“BoS” means The Governor and Company of the Bank of Scotland and its successors and assignees;

17.6.	“BoS Facility Letter” means the facility letter dated on or about the date of this Guarantee (as the same may be amended, varied, extended, renewed or restated from time to time) between BoS and the Borrowers;

17.7.	“Borrowers” and “Borrower” has the meaning given in the BoS Facility Letter;

17.8.	“Business Day” means a day (other than a Saturday or Sunday) when the branch of BoS at which the Parent’s account is located is open for business;

17.9.	“Default Rate” means the rate of interest payable in accordance with the terms of any agreements or letters setting out the terms of or constituting the Secured Liabilities in relation to any amount which is not paid on the due date therefor;

17.10.	“Finance Parties” means BoS and any other bank who enters or has entered into the Security Trust Deed and provides secured guarantee and bond facilities only to the Parent and the other Principals (or any of them) pursuant to a separate facility letter between that bank and the relevant Principals as contemplated by and to the extent allowed in clause 15 of the BoS Facility Letter; each of BoS or such a bank being a “Finance Party”;

17.11.	“Guarantee” means this Guarantee which term includes and extends to any separate or independent stipulation or agreement contained in this Guarantee, including, for the avoidance of doubt and without limitation, the provisions set in Clause 4 relating to set off;

17.12.	“Guarantor” means each Original Guarantor and each Additional Guarantor;

17.13.	“Original Guarantor” means each company whose name is listed in Schedule 2;

17.14.	“Original Principal” means each company whose name is listed in Schedule 1;

17.15.	“Permitted Encumbrance” means

(i)	any encumbrance created in favour of BoS or to which the Security Trust Deed relates;

(ii)	pledges, liens or security interests arising by operation of law or otherwise in the ordinary course of business;

17.16.	“Principal” means each Original Principal and each Additional Principal;

17.17.	“Released Principal” means a Principal released from the Secured Liabilities by the Security Trustee in writing;

17.18.	“Schedules” means the schedules annexed to and which form part of this Guarantee;

17.19.	“Secured Liabilities” means all or any monies and liabilities which shall from time to time (and whether on or at any time after demand) be due, owing or incurred in whatsoever manner to the Security Trustee and/or a Finance Party by the Principals (or any of them), whether actually or contingently, solely or jointly and whether or not the Security Trustee and/or a Finance Party shall have been an original party to the relevant transaction, and including interest, discount, commission and other lawful charges or expenses which the Security Trustee and/or a Finance Party may in the course of its business charge or incur in respect of any of these matters or for keeping any account of any Principal, and so that interest shall be computed and compounded according to the usual Security Trustee rates and practice as well after as before any demand made or decree obtained under this Guarantee;

17.20.	“Security Trust Deed” means has the meaning given in the BoS Facility Letter;

17.21.	“Security Trustee” means BoS.

17.22.	References to:-

17.22.1.	statutes, statutory provisions and other legislation shall include all amendments, substitutions, modifications and re-enactments for the time being in force and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant legislation;

17.22.2.	“control” of any company shall be interpreted in accordance with Section 840 of the Income and Corporation Taxes Act 1988;

17.22.3.	“including” shall not be construed as limiting the generality of the words preceding it;

17.22.4.	this Guarantee shall include the Schedules;

17.22.5.	any term or phrase defined in the Companies Act 1985 (as amended from time to time) shall bear the same meaning in this Guarantee;

17.22.6.	words importing the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

17.22.7.	this Guarantee and to any provisions of it or to any other document referred to in this Guarantee shall be construed as references to it in force for the time being as amended, varied, supplemented, restated, substituted or novated from time to time;

17.22.8.	any person are to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or agency of a state, whether or not a separate legal entity;

17.22.9.	any person are to be construed to include that person’s assignees or transferees or successors in title, whether direct or indirect;

17.22.10.	clause headings are for ease of reference only and are not to affect the interpretation of this Guarantee.

18.	Governing Law
This Guarantee shall be governed by and construed according to English law and the Guarantor submits to the exclusive jurisdiction of the English courts.

IN WITNESS WHEREOF this Deed was duly executed by the Parent, each other Guarantor and the Security Trustee as a deed the day and year first above written]:

SCHEDULE 1

The Original Principals

Name of Principal	Registered Office	Registered Number
Foster Wheeler Limited	Shinfield Park Reading Berksire RG2 9FW	00163609
Foster Wheeler Energy Limited	Shinfield Park Reading Berksire RG2 9FW	01361134
Foster Wheeler (G.B.) Limited	Shinfield Park Reading Berksire RG2 9FW	00745470
Foster Wheeler World Services Limited	Shinfield Park Reading Berksire RG2 9FW	01439353

SCHEDULE 2

The Original Guarantors

Name of Guarantor	Registered Office	Registered Number
Foster Wheeler Limited	Shinfield Park Reading Berksire RG2 9FW	00163609
Foster Wheeler Energy Limited	Shinfield Park Reading Berksire RG2 9FW	01361134
Foster Wheeler (G.B.) Limited	Shinfield Park Reading Berksire RG2 9FW	00745470
Foster Wheeler World Services Limited	Shinfield Park Reading Berksire RG2 9FW	01439353

SCHEDULE 3

Form of Accession Agreement

IMPORTANT NOTICE: WE RECOMMEND THAT YOU CONSULT YOUR
SOLICITOR OR OTHER INDEPENDENT LEGAL ADVISER BEFORE
EXECUTING THIS DOCUMENT.

To:      THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND (the “Security Trustee”)

From:      [PARENT] and [PROPOSED ACCEDING COMPANY]

Date:      • 200•

CORPORATE GUARANTEE

Dated • by • Limited and others in favour of the Security Trustee ("Corporate Guarantee")

1.	We refer to the Corporate Guarantee. This is an Accession Agreement, as defined in the Corporate Guarantee. Terms defined in the Corporate Guarantee shall have the same meaning in this Accession Agreement.
2.	• Limited (Reg. No. •) having its registered office at • (the “Acceding Company”) agrees to become an Additional Guarantor and an Additional Principal under the Corporate Guarantee pursuant to Clause 5 of the Corporate Guarantee.
3.	In consideration of the Security Trustee agreeing to the accession of the Acceding Company to the Corporate Guarantee, the Acceding Company hereby agrees with the Security Trustee to be bound by the terms of the Corporate Guarantee and to duly perform all of its obligations as a Guarantor and a Principal with effect from the date on which its accession as a party to the Corporate Guarantee becomes effective in accordance with the terms of the Corporate Guarantee. The nature and extent of the liability of the Acceding Company as a Guarantor shall be as stated in the Corporate Guarantee as if the same were set out in full in this Accession Agreement and as if the Acceding Company had been an original party to the Guarantee. For the avoidance of any doubt, the Acceding Company agrees to guarantee the payment and discharge of the Secured Liabilities and to give the indemnity in respect of the Secured Liabilities, in each case as set out in Clause 1 of the Corporate Guarantee. [BoS to consider documents per clause 5.1(b)]
4.	[This Accession Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Accession Agreement.] [England only.]
5.	Each party to this Accession Agreement intends it to be a deed and confirms that it is executed and delivered as a deed in each case notwithstanding that any party may only execute it under hand.

6.	This Accession Agreement is governed by [English] [Scots] law.

EXECUTED as a deed by
[PARENT] LIMITED
acting by:

_____________________________Director

_____________________________Director/Secretary

EXECUTED as a deed by
[ACCEDING COMPANY] LIMITED
acting by:

_____________________________Director

_____________________________Director/Secretary

EXECUTED by THE GOVERNOR AND
COMPANY OF THE BANK OF                                        _____________________________
SCOTLAND as Security Trustee
for the Finance Parties by                                                                 Authorised Signatory
in the presence of:

_____________________________    Witness

_____________________________    Full Name

_____________________________    Address

_____________________________

_____________________________    Occupation

EXECUTION

EXECUTED as a deed
by FOSTER WHEELER LIMITED
acting by:

/s/ Laurent Dupagne	Director

/s/ Geoffrey Rimer	Secretary

EXECUTED as a deed
by FOSTER WHEELER ENERGY LIMITED
acting by:

/s/ Laurent Dupagne	Director

/s/ Geoffrey Rimer	Secretary

EXECUTED as a deed
by FOSTER WHEELER (G.B.) LIMITED
acting by:

/s/ Laurent Dupagne	Director

/s/ Geoffrey Rimer	Secretary

EXECUTED as a deed
by FOSTER WHEELER WORLD SERVICES LIMITED
acting by:

/s/ Laurent Dupagne	Director

/s/ Geoffrey Rimer	Secretary

Executed by THE GOVERNOR AND	/s/ David Booth
COMPANY OF THE BANK OF SCOTLAND	Authorised Signatory
as Security Trustee for the Finance Parties
in the presence of:-

/s/ Patrick Long	Witness

Patrick Long	Full Name

Pitmans, Solicitors	Address
47 Castle Street, Reading

Solicitor	Occupation